INVESTMENT SUB-ADVISORY AGREEMENT

          AGREEMENT dated as of __________, 2006, by and among Highland Funds I, a Delaware statutory trust (the “Trust”), on behalf of its series, Highland Equity Opportunities Fund (the “Fund”); Highland Capital Management, L.P., a Delaware limited partnership (the “Adviser”); and Prospect Management Advisers, L.P., a Delaware limited partnership (the “Sub-Adviser”), a wholly-owned subsidiary of the Adviser.

          WHEREAS, the Adviser has agreed to furnish investment advisory services to the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

          WHEREAS, the Adviser wishes to retain the Sub-Adviser to provide certain sub-advisory services as described below in connection with Adviser’s advisory activities on behalf of the Fund;

          WHEREAS, the investment advisory agreement between the Adviser and the Trust on behalf of the Fund dated __________, 2006 (such agreement or any successor agreement between such parties relating to investment advisory services on behalf of the Fund is referred to herein as the “Advisory Agreement”) contemplates that the Adviser may sub-contract investment advisory services with respect to the Fund to one or more sub-advisers pursuant to sub-advisory agreements agreeable to the Trust and approved in accordance with the provisions of the 1940 Act applicable thereto; and

          WHEREAS, this Agreement has been approved by the Trust’s Board of Trustees and the sole initial shareholder of the Fund in accordance with the provisions of the 1940 Act, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

          1.          Appointment of Sub-Adviser.  The Adviser hereby appoints the Sub-Adviser to act as sub-adviser with respect to the Fund, and the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

          2.          Services of Sub-Adviser.

                       (a)          Subject to the succeeding provisions of this Agreement, the oversight and supervision of the Adviser, the Sub-Adviser will perform the day-to-day operations of the Fund which may include one or more of the following services at the request of the Adviser:  (i) acting as investment adviser for and managing the investment and reinvestment of those assets of the Fund as the Adviser may from time to time request and in connection therewith have discretion in purchasing and selling assets for the Fund in accordance with the terms hereof; (ii) arranging for the purchase and sale of assets held in the investment portfolio of the Fund; (iii) providing investment research and credit analysis concerning the Fund’s investments;  (iv) placing orders for all purchases and sales of such investments made for the Fund, (v) voting, exercising consents and exercising all other rights pertaining to such assets, and (vi) maintaining those books and records with respect to the Fund’s portfolio transactions as are required by subparagraphs (b)(5) through (b)(11) of Rule 31a-1 (as modified, amended or reclassified from time to time) under the 1940 Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated under the 1940 Act (the “1940 Act Rules”).

                       (b)          The Sub-Adviser will keep the Trust and Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Trust from time to time whatever information the Sub-Adviser believes appropriate for this purpose.

                       (c)          The Sub-Adviser will periodically communicate to the Adviser, at such times as the Adviser may direct, information concerning the purchase and sale of assets for the Fund, including:  (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale is effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as the Adviser may reasonably require for purposes of the Adviser’s fulfilling its obligations to the Trust under its agreements with the Trust and the Trust’s fulfilling its obligations under the 1940 Act, the 1940 Act Rules and various policies and procedures adopted by the Trust and communicated to the Sub-Adviser by the Trust.

          3.          Covenants of the Sub-Adviser.  In the performance of its duties under this Agreement, the Sub-Adviser covenants to the Adviser and the Trust that it shall:

                       (a)          at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act, the 1940 Act Rules and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable Rules and Regulations of the SEC promulgated thereunder (the “Advisers Act Rules”); (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and the By-Laws of the Trust, as such documents are amended from time to time (upon notification of such amendment); (iv) the investment objectives, policies and restrictions of the Fund (as currently in effect and as they may be amended or supplemented from time to time) as stated in the Fund’s Prospectus and Statement of Additional Information and the resolutions of the Trust’s Board of Trustees (upon notification of such amendment or supplement); and (v) any policies and determinations of the Trust’s Board of Trustees (upon notification of such policy or determination).  The Trust agrees to provide written copies to the Sub-Adviser of documents (and any amendments thereto)  referred to in Section 3(a)(iii) to (a)(v) above;

                       (b)          keep the Adviser fully informed as to the composition of the Fund’s assets under the Sub-Adviser’s management;

                       (c)          performing its duties hereunder so that the Fund meets the income and asset diversification requirements of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”);

                       (d)          place orders for the purchase or sale of assets by the Trust either directly with the issuer or with any broker or dealer.  In placing orders with brokers and dealers, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution.   Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party.  It is understood that neither the Adviser nor the Sub-Adviser has adopted a formula for allocation of the Fund’s investment transaction business.  It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the

Adviser and the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers may be useful or beneficial to the Adviser in connection with its services to other clients.

          On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to clients;

                       (e)          vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund allocated to Sub-Adviser are invested consistent with the Sub-Adviser’s proxy voting guidelines as approved by the Trust’s Board of Trustees based upon the best interests of the Fund.  The Sub-Adviser will maintain appropriate records detailing its voting of proxies on behalf of the Fund and (i) will provide to the Adviser at least quarterly (and more often to the extent required by applicable law) a report setting forth the proposals since the prior report on which the Fund’s assets over which the Sub-Adviser had voting power were entitled to vote and the manner in which the Sub-Adviser exercised such vo ting power, including the name of the corresponding issuers, and (ii) will comply with the 1940 Act and the 1940 Act Rules with respect to voting of proxies by the Fund;

                       (f)          if requested by the Adviser, provide the Adviser, no later than the 45th day following the end of each of the Fund’s semi-annual fiscal period and fiscal year, with a letter to shareholders (to be subject to review, approval  and editing by the Adviser and, if so determined, incorporated into any report by the Adviser);

                       (g)          provide reports to the Trust’s Board of Trustees for consideration at meetings of the Trust’s Board on the Sub-Adviser’s investment program for the Fund and the issuers and securities represented in the Fund’s portfolio managed by the Sub-Adviser and furnish the Adviser or the Trust’s Board of Trustees with such periodic and special reports and attend such meetings as the Trustees or the Adviser may reasonably request;

                       (h)          cooperate with the Fund’s independent public accountants and take all reasonable action in the performance of services and obligations under this Agreement to assure that the information needed by such accountants and that is not otherwise available from the Fund or its agents is made available to them for the expression of their opinion without any qualification as to the scope of their examination, including, but not limited to, their opinion included in the Trust’s or the Fund’s annual report under the 1940 Act;

                       (i)          promptly notify the Adviser of (i) any financial or other condition that will or is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement, and (ii) any reduction, non-renewal or restrictive modification to the Sub-Adviser’s fidelity bond, errors and omissions or other similar insurance policies and any claims or payments thereunder;

                       (j)        use reasonable compliance techniques as the Adviser or the Board of Trustees of the Trust may adopt, including any written compliance procedures;

                       (k)        maintain disclosure controls and procedures reasonably designed to ensure that any information provided to the Trust for inclusion in any filings made with the SEC on behalf of the Fund or delivered to shareholders of the Fund is materially accurate and complete and otherwise complies with applicable disclosure requirements;

                       (l)        furnish to the Adviser any information in the possession of the Sub-Adviser that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act, the 1940 Act Rules, the Advisers Act or the Advisers Act Rules or any exemptive or other relief that the Adviser or the Trust obtains from the SEC;

                       (m)        immediately notify the Adviser of any inquiry or proceeding by any regulatory or self regulatory body or any judicial or arbitration proceeding by any person relating to the Sub-Adviser or its affiliates that may adversely affect the ability of the Sub-Adviser, or its relevant employees, to provide services in accordance with the terms hereof or that relate to the Fund or the Sub-Adviser;

                       (n)        immediately notify the Adviser as to any change in the portfolio manager, team or committee for the Fund;

                       (o)        notify the Adviser within a reasonable time following any material change in ownership of Sub-Adviser or any other significant changes to its management structure or executive personnel; and

                       (p)        notify the Adviser of any potential conflicts of interest of the Sub-Adviser in connection with its performance of its duties under this Agreement.

          4.          Covenants of the Adviser.  In the performance of its duties under this Agreement, the Adviser covenants to the Sub-Adviser that it shall:

                       (a)          keep the Sub-Adviser fully advised of the Fund’s investment objectives and any modifications and changes thereto, as well as any specific investment restrictions or limitations by sending the Sub-Adviser copies of the Trust’s registration statement and all amendments thereto under the 1940 Act, and all pre-effective and post-effective amendments thereto under the Securities Act of 1933, pertaining to the Fund;

                       (b)          furnish the Sub-Adviser with a copy of any financial statement or report prepared for the Fund by its independent public accountants and with copies of any financial statements or reports made by the Fund to shareholders or to any governmental body and to inform the Sub-Adviser of the results of any audits or examinations by regulatory authorities pertaining to the Fund; and

                       (c)          furnish the Sub-Adviser with any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

          5.          Services Not Exclusive.  The services of the Sub-Adviser to the Fund are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby; provided, however, that the Sub-Adviser will undertake no activities that, in its reasonable good faith judgment, will adversely affect the performance of its obligations under this Agreement.

          6.          Disclosure about Sub-Adviser.  The Sub-Adviser has reviewed the Registration Statement for the Trust in the form declared effective by the SEC that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information describing the Sub-Adviser and provided by or approved in writing by the Sub-Adviser, such Registration Statement contains, as of the date of such Registration Statement and the date hereof, no untrue statement of any material fact and does not omit any statement of material fact that was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  If at any time such disclosure or information becomes inaccurate in any material respect, the Sub-Adviser will promptly provide corrective disclosure to the Adviser and the Trust.  The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and will maintain such registration so long as this Agreement remains in effect.  The Sub-Adviser will provide or offer to provide the Adviser and the Trust with a copy of the Sub-Adviser’s Form ADV, from time to time if and when it is amended.

          7.          Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that  it maintains with respect to the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request; provided that the Sub-Adviser may retain copies of such records.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Adviser or the Trust’s custodian, its transfer agent or shareholder servicing agent).

          8.          Agency Cross Transactions.  From time to time, the Sub-Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities that the Sub-Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy.  Where one of the parties is an advisory client, the Sub-Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as an agency cross transaction) on behalf of an advisory client and retain commissions from both parties to the transaction without the advisory client’s consent.  By execution of this Agreement, the Trust authorizes the Sub-Adviser or its affiliates to participate in agency cross transactions involving an Account on the one hand, and the Trust or the other.  The Sub-Adviser will provide the Adviser and the Trust with all information about such transactions requested by either of them from time to time.  The Trust may revoke its consent at any time by written notice to the Sub-Adviser.

          9.          Expenses.  During the term of this Agreement, the Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by the Sub-Adviser in connection with its duties hereunder.

          10.        Compensation.  The Adviser agrees to pay to the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Adviser as such, a fee that will consist of two components:  (1) a base fee of 1.00% of the Fund’s average daily net assets during the previous month  (“Base Fee”), plus or minus (2) a performance-fee adjustment (“Performance Adjustment”) calculated monthly by applying a variable rate of up to a maximum of 0.15% (positive or negative) to the Fund’s average daily net assets during the applicable performance measurement period.  The performance measurement period generally will be a rolling 18-month period, although no Performance Adjustment will be made until the Fund has been operational for at least 12 months, and accordingly, only the Base Fee rate will apply for the initial 12 months.  Once the Fund has been operational for at least 12 months, but less than 18 months, the performance measurement period will be equal to the time that has elapsed since the Fund’s commencement of operations.

          The Performance Adjustment may result in an increase or decrease in the sub-advisory fee paid by the Adviser, depending upon the investment performance of the Fund relative to its benchmark index, the S&P 500 Index (the “Index”), over the performance measurement period.  No Performance Adjustment will be applied unless the difference between the Fund’s investment performance and the investment record of the S&P 500 Index is 1.00% or greater (positive or negative) during the applicable performance measurement period.  If during the applicable performance measurement period the Fund’s investment performance were:

(i)	at least 1.00% (but less than 2.50%) greater (positive or negative) than the investment record of the Index, then the Performance Adjustment would be 0.05% (positive or negative, respectively);

(ii)	at least 2.50% (but less than 4.50%) greater (positive or negative) than the investment record of the Index, then the Performance

Adjustment would be 0.10% (positive or negative, respectively); or

(iii)	at least 4.50% greater (positive or negative) than the investment record of the Index, then the Performance Adjustment would be 0.15% (positive or negative, respectively).

          Performance of the Fund is calculated net of expenses; whereas, the S&P 500 Index does not have any fees or expenses.  Reinvestments of dividends and distributions are included in calculating both the performance of the Fund and the S&P 500 Index.

          The investment performance of Class Z Shares will be used for purposes of calculating the Fund’s Performance Adjustment.  After the Adviser determines whether the Fund’s performance was above or below the S&P 500 Index by comparing the investment performance of the Class Z Shares against the investment record of the S&P 500 Index, the Adviser will apply the same Performance Adjustment (positive or negative) across each other class of shares of the Fund.

          11.          Indemnification.

                       (a)          Subject to Section 11(c), the Trust agrees to indemnify the Sub-Adviser and each of the Sub-Adviser’s partners, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Sub-Adviser’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being a “Sub-Adviser Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Sub-Adviser Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Sub-Adviser Indemnitee may be or may have been involved as a party or otherwise or with which such Sub-Adviser Indemnitee may be or may have been threatened, as a result of acting in any capacity set forth herein and by reason of such Sub-Adviser Indemnitee having acted in any such capacity, except with respect to any matter as to which such Sub-Adviser Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Sub-Adviser Indemnitee’s action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as such Sub-Adviser Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Sub-Adviser Indemnitee shall be indemnified hereunder against any liability to the Adviser or the Trust or any expense of such Sub-Adviser Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “Disabling Conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Sub-Adviser Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Sub-Adviser Indemnitee appears to have acted in good faith in the reasonable belief that such Sub-Adviser Indemnitee’s action was in the best interests of the Trust and did not involve Disabling Conduct by such Sub-Adviser Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Sub-Adv iser Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Sub-Adviser Indemnitee was authorized by a majority of the full Board of Trustees of the Trust.  Notwithstanding the foregoing, the Trust shall not be obligated to provide any such indemnification to the extent such provision would waive any right that the Trust cannot fully wave.

                       (b)           Subject to Section 11(d) and notwithstanding Section 12 of this Agreement, the Sub-Adviser agrees to indemnify and hold harmless the Trust and the Adviser and each of the Trust’s and Adviser’s trustees, partners, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Trust’s or Adviser’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being a “Trust/Adviser Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Trust/Adviser Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Trust/Adviser Indemnitee may be or may have been involved as a party or otherwise or with which such Trust/Adviser Indemnitee may be or may have been threatened, as a result of acting in any capacity set forth herein and by reason of such Trust/Adviser Indemnitee having acted in any such capacity, except with respect to any matter as to which such Trust/Adviser Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Trust/Adviser

Indemnitee’s action was in the best interests of the Trust and furthermore, in the case of any criminal proceeding, so long as such Trust/Adviser Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Trust/Adviser Indemnitee shall be indemnified hereunder against any liability to the Sub-Adviser or any expense of such Trust/Adviser Indemnitee arising by reason of Disabling Conduct, (2) as to any matter disposed of by settlement or a compromise payment by such Trust/Adviser Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Trust/Adviser Indemnitee appears to have acted in good faith in the reasonable belief that such Trust/Adviser Indemnitee’s action was in the best interests of the Trust and did not involve Disabling Conduct by such Trust/Adviser Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Trust/Adviser Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Trust/Adviser Indemnitee was authorized by the Sub-Adviser.

                       (c)          The Trust shall not be liable under Section 11(a) with respect to any claim made against a Sub-Adviser Indemnitee unless such Sub-Adviser Indemnitee shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Sub-Adviser Indemnitee (or after such Sub-Adviser Indemnitee shall have received notice of such service on any designated agent), but failure to notify the Trust of any such claim shall not relieve the Trust from any liability that it may have to the Sub-Adviser Indemnitee against whom such action is brought except to the extent the Trust is prejudiced by the failure or delay in giving such notice.  In case any such action is brought against the Sub-Adviser Indemnitee, the Trust will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Sub-Adviser Indemnitee, to assume the defense thereof, with counsel satisfactory to the Sub-Adviser Indemnitee.  If the Trust assumes the defense of any such action and the selection of counsel by the Trust to represent the Trust and the Sub-Adviser Indemnitee would result in a conflict of interest and therefore, would not, in the reasonable judgment of the Sub-Adviser Indemnitee, adequately represent the interests of the Sub-Adviser Indemnitee, the Trust will, at its own expense, assume the defense with counsel to the Trust and, also at its own expense, with separate counsel to the Sub-Adviser Indemnitee, which counsel shall be satisfactory to the Trust and to the Sub-Adviser Indemnitee.  The Sub-Adviser Indemnitee shall bear the fees and expenses of any additional counsel retained by it, and the Trust shall not be liable to the Sub-Adviser Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Sub-Adviser Indemnitee independently in connection with the defense thereof other than reasonable costs of investigation.  The Adviser shall not have the right to compromise on or settle the claim without the prior written consent of the Sub-Adviser Indemnitee if the compromise or settlement results, or may result in, a finding of wrongdoing on the part of the Sub-Adviser Indemnitee.

                       (d)          The Sub-Adviser shall not be liable under Section 11(b) with respect to any claim made against a Trust/Adviser Indemnitee unless such Adviser Indemnitee shall have notified the Sub-Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Trust/Adviser Indemnitee (or after such Trust/Adviser Indemnitee shall have received notice of such service on any designated agent), but failure to notify the Sub-Adviser of any such claim shall not relieve the Sub-Adviser from any liability that it may have to the Trust/Adviser Indemnitee against whom such action is brought except to the extent the Sub-Adviser is prejudiced by the failure or delay in giving such notice.  In case any such action is brought against the Trust/Adviser Indemnitee, the Sub-Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Sub/Adviser Indemnitee, to assume the defense thereof, with counsel satisfactory to the Adviser Indemnitee.  If the Sub-Adviser assumes the defense of any such action and the selection of counsel by the Sub-Adviser to represent both the Sub-Adviser and the Trust/Adviser Indemnitee would result in a conflict of interest and therefore, would not, in the reasonable judgment of the Trust/Adviser Indemnitee, adequately represent the interests of the Trust/Adviser Indemnitee, the Sub-Adviser will, at its own expense, assume the defense with counsel to the Sub-Adviser and, also at its own expense, with separate counsel to the Trust/Adviser Indemnitee, which counsel shall be satisfactory to the Sub-Adviser and to the Trust/Adviser Indemnitee.  The Trust/Adviser Indemnitee shall bear the fees and expenses of any additional counsel retained by it, and the Sub-Adviser shall not be liable to the Trust/Adviser Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Trust/Adviser Indemnitee independently in connection with the defense thereof other than reasonable costs of investigation.  The Sub-Adviser shall not have the right to compromise on or settle the claim without the prior written consent of the Trust/Adviser Indemnitee if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Trust/Adviser Indemnitee.

                       (e)          Each Sub-Adviser Indemnitee shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless or whether such counsel or other person may also be a Trustee.

          12.        Limitation on Liability.  The Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from Disabling Conduct.

          13.        Duration and Termination.  This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Trust as provided herein, shall continue in effect for a period of two years.  Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Trust in accordance with the applicable requirements of the 1940 Act and the 1940 Act Rules.  Notwithstanding the foregoing, this Agreement may be terminated by the Trust or the Adviser at any time, without the payment of any penalty, upon giving the Sub-Adviser 60 days’ written notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Trust or the Adviser shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund, or by the Sub-Adviser on 60 days’ written notice (which notice may be waived by the Trust and the Adviser), and will terminate automatically upon any termination of the Investment Advisory Agreement between the Trust (on behalf of the Fund) and the Adviser.  This Agreement will also immediately terminate in the event of its “assignment” (as defined in the 1940 Act and the 1940 Act Rules; provided however, that no transfer may be made by the Sub-Adviser under Rule 2a-6 of the 1940 Act without the approval of a majority of the Trust’s Board of Trustees who are not “interested persons” of the Trust).

          14.        Confidential Relationship.  Information furnished by the Trust or by one party to another relating to the Trust is confidential and shall not be disclosed to third parties unless required by law or unless the Trust otherwise consents.  Adviser and Sub-Adviser, on behalf of themselves and their affiliates and representatives, agree to keep confidential all records and other information relating to the other party (as the case may be), except after prior notification to and approval in writing by Adviser or the Sub-Adviser (as the case may be), which approval shall not be unreasonably withheld, and may not be withheld, where the Adviser or the Sub-Adviser or any affiliate would be exposed to civil or criminal contempt proceedings for failure to comply or when requested to divulge such information by duly constituted authorities.  Without limiting the generality of the foregoing, the Sub-Adviser shall not take any action that shall result in a violation or breach of the Trust’s Privacy Policy as in effect from time to time and provided to the Sub-Adviser by the Trust.

          15.        Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

          16.        Amendment of this Agreement.  No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.  Any amendment of this Agreement shall be subject to approval by a majority of the Trust’s Board of Trustees, including a majority of the Trust’s Board of Trustees who are not interested persons of the Trust, and to approval by shareholders of the Fund if required by the 1940 Act and the 1940 Act Rules and not excepted by exemptive order of the SEC.

          17.        Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

          18.        Governing Law; Severability; Counterparts.  This Agreement shall be construed in accordance with the laws of the State of Delaware, and the applicable provisions of the 1940 Act.  To the extent that applicable law of the State of Delaware, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

          19.        Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

          Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HIGHLAND FUNDS I
on behalf of its series,
Highland Equity Opportunities Fund

By:

Name:
Title:

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	STRAND ADVISORS, INC.,
its general partner

By:

Name:
Title:

PROSPECT MANAGEMENT ADVISERS, L.P.

By:

Name:
Title: